Exhibit 10.8

FIDELITY BANK
SALARY CONTINUATION AGREEMENT

This SALARY CONTINUATION AGREEMENT (this “Agreement”) is entered into as of December 23, 2014 by and between Fidelity Bank, a Georgia-chartered bank (the “Bank”), and H. Palmer Proctor, Jr., an executive of the Bank (the “Executive”).

WHEREAS, the Executive has contributed substantially to the Bank’s success and the Bank desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain an employee, the Bank is willing to provide to the Executive salary continuation benefits payable from the Bank’s general assets,

WHEREAS, as of the date of this Agreement none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 C.F.R. 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a nonqualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

Article 1
Definitions

1.1    “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, applying Financial Accounting Standards Board ASC 710-10-30 (formerly known as Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106), and the calculation method and discount rate specified hereinafter. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2    “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3    “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

Exhibit 10.8

1.4    “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, applying the percentage threshold specified in each of paragraphs (a) through (c) of this section 1.4 or the related percentage threshold specified in section 409A and rules, regulations, and guidance of general application thereunder, whichever is greater –

(a)    Change in ownership: a change in ownership occurs on the date any one person or group accumulates ownership of the stock of Fidelity Southern Corporation, a Georgia corporation of which the Bank is a wholly owned subsidiary, constituting more than 50% of the total fair market value or total voting power of Fidelity Southern Corporation stock,

(b)    Change in effective control: (x) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of Fidelity Southern Corporation stock possessing 30% or more of the total voting power of Fidelity Southern Corporation stock, or (y) a majority of the board of directors of Fidelity Southern Corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Fidelity Southern Corporation’s board of directors, or

(c)    Change in ownership of a substantial portion of assets: a change in the ownership of a substantial portion of assets occurs if in a 12-month period any one person, or more than one person acting as a group, acquires from Fidelity Southern Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of Fidelity Southern Corporation immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Fidelity Southern Corporation or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.5    “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

1.6    “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7    “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause.

1.8    “Effective Date” means January 1, 2015.

1.9    “Normal Retirement Age” means age 65.

Exhibit 10.8

1.10    “Intentional” for purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank. Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for the Bank or counsel for Fidelity Southern Corporation shall be conclusively presumed to be in good faith and in the Bank’s best interests.

1.11    “Plan Administrator” means the plan administrator described in Article 8.

1.12    “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.

1.13    “Separation from Service” means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.14    “Termination with Cause” and “Cause” shall have the same meaning specified in any employment or severance agreement existing on the date hereof or entered into after the date of this Agreement by the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination with Cause means the Bank terminates the Executive’s employment as a result of –

(a)    an intentional act of fraud, embezzlement, or theft by the Executive in the course of employment, or

(b)    intentional violation of any law or significant policy of the Bank that, in the Bank’s sole judgment, has an adverse effect on the Bank, or

(c)    gross negligence, insubordination, disloyalty, or dishonesty in the performance of duties, or

(d)    intentional wrongful damage to the business or property of the Bank, including without limitation the Bank’s reputation, which in the Bank’s sole judgment causes material harm to the Bank, or

(e)    removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

Exhibit 10.8

(f)    conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for seven consecutive days or more, or

(g)    intentional wrongful disclosure of secret processes or confidential information of the Bank, which in the Bank’s sole judgment causes material harm to the Bank, or

(h)    the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond, fidelity, or directors’ and officers’ insurance policy covering its directors, officers, or employees.

Article 2
Benefit Payment

2.1    Normal Retirement. Unless Separation from Service or a Change in Control occurs before Normal Retirement Age, when the Executive attains Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement. If this Agreement terminates under Article 5 no benefit shall be paid.

2.1.1    Amount of benefit. The annual benefit under this section 2.1 is $300,000.

2.1.2    Payment of benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of the month, beginning with the month immediately after the month in which the Executive attains Normal Retirement Age. The Normal Retirement annual benefit shall be paid to the Executive in monthly installments for 180 months.

2.2    Early Termination. Unless a Change in Control shall have previously occurred, upon Early Termination the Bank shall pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement. If the Executive’s Separation from Service is a Termination with Cause no benefit shall be paid.

2.2.1    Amount of benefit. The benefit is the fixed amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 180 months and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.2.2    Payment of benefit. The Bank shall pay the benefit to the Executive in equal monthly installments on the first day of the month, beginning with the later of (x) the seventh month after the Executive’s Separation from Service, or (y) the month immediately after the month in which the Executive attains Normal Retirement Age. The benefit shall be paid to the Executive in monthly installments for 180 months.

2.3    Disability. Unless a Change in Control shall have previously occurred, upon Separation from Service because of Disability before Normal Retirement Age the Bank shall pay to

Exhibit 10.8

the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.

2.3.1    Amount of benefit. The benefit is the fixed amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 180 months and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.3.2    Payment of benefit. The Bank shall pay the benefit to the Executive in equal monthly installments on the first day of the month, beginning with the later of (x) the seventh month after the Executive’s Separation from Service, or (y) the month immediately after the month in which the Executive attains Normal Retirement Age. The benefit shall be paid to the Executive in monthly installments for 180 months.

2.4    Change in Control. If a Change in Control occurs after the date of this Agreement but before Normal Retirement Age and before Separation from Service, the Bank shall pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement.

2.4.1    Amount of benefit. The benefit under this section 2.4 is the Accrual Balance existing on the date the Change in Control occurs.

2.4.2    Payment of benefit. The Bank shall pay the Change-in-Control benefit under section 2.4 of this Agreement to the Executive in one lump sum on the date the Change in Control occurs. If the Executive receives the benefit under this section 2.4 because of the occurrence of a Change in Control, the Executive shall not be entitled to claim additional benefits under section 2.4 if an additional Change in Control occurs thereafter, and the Executive likewise shall not be entitled to any benefits under sections 2.1, 2.2, or 2.3. Payment of the Change-in-Control benefit shall fully discharge the Bank from all obligations under this Agreement, except the legal fee reimbursement obligation under section 7.13.

2.5    Lump-sum Payment of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid to the Executive when a Change in Control Occurs. If when a Change in Control occurs the Executive is receiving the benefit under section 2.1, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum on the date of the Change in Control. If when a Change in Control occurs the Executive is receiving or is entitled at Normal Retirement Age to receive the benefit under sections 2.2 or 2.3, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum on the later of (x) the date of the Change in Control or (y) the first day of the seventh month after the month in which the Executive’s Separation from Service occurs. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.

2.6    Annual Benefit Statement. As promptly as practicable after the end of each Plan Year, the Plan Administrator shall provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement. Each annual benefit statement shall supersede the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of

Exhibit 10.8

a particular benefit payable or potentially payable to the Executive under sections 2.1, 2.2, 2.3, 2.4, or 2.5, the amount of the benefit determined under this Agreement shall control.

2.7    Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive will not be entitled to the payments under Article 2 until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

2.8    One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

Article 3
Death Benefits

3.1    Death During Active Service. Except as provided in section 5.2, if the Executive dies in active service to the Bank before Normal Retirement Age, at the Executive’s death the Executive’s Beneficiary shall be entitled to an amount in cash equal to the Accrual Balance existing at the Executive’s death, unless the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or unless a Change-in-Control payout shall have occurred under section 2.5. No benefit shall be paid under this section 3.1 if the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or if a Change-in-Control payout shall have occurred under section 2.5. If a benefit is payable to the Executive’s Beneficiary, the benefit shall be paid in a single lump sum 90 days after the Executive’s death. However, no benefits shall be paid or payable under this Agreement to the Executive, the Executive’s Beneficiary, or the Executive’s estate if this Agreement terminates under Article 5.

3.2    Death after Normal Retirement Age or After Separation from Service. If the Executive dies after Normal Retirement Age or after Separation from Service and at death the Executive is entitled to the section 2.1 Normal Retirement Age benefit, the section 2.2 Early Termination benefit, or the section 2.3 Disability benefit, at the Executive’s death the Executive’s Beneficiary shall be entitled to an amount in cash equal to the Accrual Balance existing at the time of the Executive’s death, unless the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or unless a Change-in-Control payout shall have occurred under section 2.5. No benefit shall be paid if the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or if a Change-in-Control payout shall have occurred under section 2.5. If the

Exhibit 10.8

Executive’s Separation from Service is a Termination with Cause no benefit shall be paid. If a benefit is payable to the Executive’s Beneficiary, the benefit shall be paid in a single lump sum 90 days after the Executive’s death. However, no benefits shall be paid or payable under this Agreement to the Executive, the Executive’s Beneficiary, or the Executive’s estate if this Agreement terminates under Article 5.

Article 4
Beneficiaries

4.1    Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive at the Executive’s death any benefits payable under this Agreement. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2    Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4    No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefit payments shall be made to the personal representative of the Executive’s estate.

4.5    Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

Exhibit 10.8

Article 5
General Limitations

5.1    Termination with Cause. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is a Termination with Cause.

5.2    Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement or if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

5.3    Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4    Default. Despite any provision of this Agreement to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5    FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected, however.

Article 6
Claims and Review Procedures

6.1    Claims Procedure. Any person who has not received benefits under this Agreement that he or she believes should be paid (the “claimant”) shall make a claim for benefits as follows.

6.1.1    Initiation – written claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2    Timing of Plan Administrator response. The Plan Administrator shall respond to the claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, before the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special

Exhibit 10.8

circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3    Notice of decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of the denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of this Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) after an adverse benefit determination on review.

6.2    Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows.

6.2.1    Initiation – written request. To initiate the review, the claimant must file with the Plan Administrator a written request for review within 60 days after receiving the Plan Administrator’s notice of denial.

6.2.2    Additional submissions – information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Plan Administrator shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3    Considerations on review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4    Timing of Plan Administrator response. The Plan Administrator shall respond in writing to the claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

Exhibit 10.8

6.2.5    Notice of decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a).

Article 7
Miscellaneous

7.1    Amendments and Termination. This Agreement may be amended solely by a written agreement signed by the Bank and by the Executive. This Agreement may be terminated by the Bank without the Executive’s consent. Unless Article 5 provides that the Executive is not entitled to payment or unless when termination occurs the Executive has already received payment of benefits under this Agreement, the Bank must pay the Accrual Balance in a single lump sum to the Executive if the Bank terminates this Agreement. The lump-sum termination payment shall be made to the Executive on the first day of the thirteenth month after the month in which the Bank terminates this Agreement. If the Executive would attain Normal Retirement Age within that 12-month period, however, the Bank’s termination of this Agreement shall be ineffective and shall be disregarded, and in that case the Executive’s entitlement to the Accrual Balance or any other benefits under this Agreement shall be determined under Article 2.

7.2    Binding Effect. This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

7.4    Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

7.5    Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

Exhibit 10.8

7.6    Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7    Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America.

7.8    Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

7.9    Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

7.10    Severability. If any provision of this Agreement is held invalid, the invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, invalidity shall not affect the remainder of the provision not held invalid and the remainder of the provision, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with law.

7.11    Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.12    Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, or delivered by email to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the postal address or electronic mail address of the Executive on the books and records of the Bank at the time of the delivery of notice, and properly addressed to the Bank if addressed to the Board of Directors, Fidelity Bank, 3490 Piedmont Road NE, Atlanta, Georgia 30305.

7.13    Payment of Legal Fees. (a) The Bank agrees to pay or reimburse the Executive promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that the Executive acted in bad faith in initiating the contest) by the Bank, any affiliated entity controlling, controlled by, or under common control with the Bank, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in section 7872 (f)(2)(A) of the Code; provided, however, that

Exhibit 10.8

the reasonableness of the fees and expenses must be determined by an independent arbitrator, using standard legal principles, mutually agreed upon by the Bank and the Executive in accordance with rules set forth by the American Arbitration Association. Such payments and reimbursements shall be paid to the Executive or on the Executive’s behalf on or by the next normal payroll payment date after the Executive’s rights to such amounts are no longer in dispute; provided, however, that if the Executive is a Specified Employee, as that term is defined in Code section 409A, such payments shall not be made before the date that is six months after the date of the Executive’s Separation from Service.

(b)    If there is any dispute between the Bank and the Executive, in the event of the Executive’s Separation from Service by the Bank or by the Executive, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that the Executive is not entitled to benefits under this Agreement, the Bank will pay or cause to be paid all amounts, and provide all benefits, to the Executive or the Executive’s Beneficiaries in the event of the Executive’s death, that the Bank would be required to pay or provide pursuant to this Agreement. The Bank will not be required to pay any disputed amounts pursuant to this subsection except upon receipt of an undertaking (which may be unsecured) by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

(c)    Despite any contrary provision within this Agreement however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

Article 8
Administration of Agreement

8.1    Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or person as the board appoints. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise.

8.2    Agents. In the administration of this Agreement the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3    Binding Effect of Decisions. The decisions and actions of the Plan Administrator concerning the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have a right, vested or not vested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in section 1.1.

Exhibit 10.8

8.4    Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5    Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement as of the date first written above.

EXECUTIVE:	BANK:
Fidelity Bank

/s/ H. Palmer Proctor, Jr.	By: /s/ David R. Bockel

H. Palmer Proctor, Jr.	Major General (Ret) David R. Bockel
Chairman, Compensation Committee